Exhibit 10.11

Time-Based RSU Form

SIZMEK INC.

2014 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND

RESTRICTED STOCK UNIT AWARD AGREEMENT

Sizmek Inc., a Delaware corporation (the “Company”), pursuant to its 2014 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”). This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Holder:

Grant Date:

Total Number of RSUs:

Distribution Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall be distributable in accordance with Section 1.1 of the Restricted Stock Unit Agreement.

Vesting Schedule:

Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall vest [VESTING TO BE SPECIFIED IN INDIVIDUAL AGREEMENTS], provided that Holder shall not have had a Termination of Service prior to such vesting dates.

By his or her signature below, Holder agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice.  Holder has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan.  Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.  The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Restricted Stock Unit Agreement, the terms of the Plan shall control.

Holder acknowledges that his or her acceptance of the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice by his or her signature below is a condition to the receipt of this Award.  As a result, unless otherwise determined by the Administrator, in the event Holder does not sign this Grant Notice in the space indicated below and return the executed Grant Notice to the Company within sixty (60) days of receipt of this Grant Notice, this Award shall be forfeited and Holder shall have no further rights thereto.

SIZMEK INC.	HOLDER

By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Holder the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I

AWARD OF RESTRICTED STOCK UNITS

1.1                               Award of Restricted Stock Units.

(a)                                 Award. In consideration of Holder’s continued employment with the Company or any Affiliate thereof and for other good and valuable consideration, the Company hereby grants to Holder the right to receive the number of RSUs set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the RSUs and the Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b)                                 Vesting. The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Holder will have no right to any distribution with respect to such RSUs. In the event of Holder’s Termination of Service prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c)                                  Distribution of RSUs.

(i)                                     Shares of Common Stock shall be distributed to Holder (or in the event of Holder’s death, to his or her estate) with respect to such Holder’s vested RSUs within ten (10) days following the vesting date of the RSUs as specified in the Vesting Schedule set forth in the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.

(ii)                                  Unless otherwise determined by the Administrator, all distributions shall be made by the Company in the form of whole shares of Common Stock.  Notwithstanding anything to the contrary in this Agreement, the Administrator may, in its sole discretion, elect to settle any vested RSUs in cash.  The cash amount to be paid by the Company upon distribution of any vested RSUs shall be equal to (A) the number of vested RSUs with respect to which Holder is entitled to a distribution multiplied by (B) the Fair Market Value per share of the Common Stock on the applicable distribution date.

(iii)                               Neither the time nor form of distribution of Common Stock with respect to the RSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(d)                                 Generally. Shares issued under the Award shall be issued to Holder or Holder’s beneficiaries, as the case may be, at the sole discretion of the Administrator, in either (i) uncertificated form, with the Shares recorded in the name of Holder in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.  In no event will fractional shares be issued upon settlement of the Award.  All distributions shall be made by the Company in the form of whole Shares.  In lieu of any fractional Share, the Company shall make a cash payment to Holder equal to the Fair Market Value of such fractional Share on the date the RSUs are settled pursuant to this Section 1.1.

1.2                               Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)                                 The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Holder or his or her legal representative unless and until Holder or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Holder resulting from the vesting of the RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the RSUs (the “Tax Withholding Obligation”), provided that no payment shall be delayed under this Section 1.2(a) if such delay will result in a violation of Section 409A of the Code.

(b)                                 To the maximum extent permitted by Applicable Law, the Company and its Subsidiaries have the authority to deduct or withhold by the deduction of such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to Holder with respect to any taxable event arising from vesting of the RSUs or the receipt of the Shares upon settlement of the RSUs.  The Company and its Subsidiaries may withhold, or Holder may elect to satisfy, the Tax Withholding Obligation in one or more of the forms specified below:

(i)                                     by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;

(ii)                                  by the deduction of such amount from other compensation payable to Holder;

(iii)                               with respect to any Tax Withholding Obligation arising in connection with the distribution of the RSUs, with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested shares of Common Stock otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)                              with respect to any Tax Withholding Obligation arising in connection with the distribution of the RSUs, with the consent of the Administrator, by tendering to the Company vested shares of Common Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(v)                                 with respect to any withholding taxes arising in connection with the distribution of the RSUs, through the delivery of a notice that Holder has placed a market sell order with a broker acceptable to the Company with respect to shares of Common Stock then issuable to Holder pursuant to the RSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Subsidiary with respect to which the Tax Withholding Obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(vi)                              in any combination of the foregoing.

(c)                                  With respect to any withholding taxes arising in connection with the RSUs, in the event Holder does not provide timely payment of all sums required pursuant to Section 1.2(b), the Company shall have the right, but not the obligation, to treat such failure as an election by Holder to satisfy all or any portion of Holder’s required payment obligation pursuant to Section 1.2(b)(ii) or (iii) above.

(d)                                 In the event any Tax Withholding Obligation arising in connection with the RSUs will be satisfied under Section 1.2(b)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Holder’s behalf a whole number of shares from those shares of Common Stock then issuable to Holder pursuant to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises.  Holder’s acceptance of this Award constitutes Holder’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 1.2(d), including the transactions described in the previous sentence, as applicable.

(e)                                  Holder is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any Tax Withholding Obligations that arise in connection with the RSUs.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any Tax Withholding Obligation in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Holder’s tax liability.

1.3                               Conditions to Issuance of Stock Certificates.  The Company shall not be required to issue or deliver any Shares upon settlement of the RSUs prior to fulfillment of all of the conditions set forth in Section 11.4 of the Plan.

ARTICLE II

RESTRICTIONS

2.1                               Award and Interests Not Transferable. This Award, including the RSUs awarded hereunder, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Holder or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

2.2                               Rights as Stockholder. Neither Holder nor any person claiming under or through Holder shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Holder (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Holder shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

2.3                               Forfeiture and Claw-Back Provisions. Holder hereby acknowledges and agrees that the Award is subject to the provisions of Section 11.5 of the Plan.

2.4                               Trading Restrictions.  The Company may establish reasonably appropriate periods from time to time during which Holder’s ability to engage in transactions involving the Company’s Common Stock is subject to specific restrictions (“Restricted Periods”).  Holder may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including, restrictions generally applicable to employees or groups of employees or restrictions applicable to Holder during an investigation of allegations of misconduct or conduct detrimental to the Company or any Affiliate by Holder.

2.5                               Restrictive Covenants.  Unless Holder is a party to an employment agreement with the Company or a Subsidiary, which agreements sets forth provisions regarding Confidential Information (as defined below), non-solicitation or non-competition that are less restrictive than the provisions set forth in this Section 2.5, Holder and the Company agree that, in exchange for the Company providing Holder with the consideration set forth herein, and in order to protect the value of the equity-based compensation provided to Holder in this Agreement, the following restrictions shall apply to Holder:

(a)                                 Definitions.  For purposes of this Agreement, the terms below are defined as follows:

(i)                                     “Business” means the business of (A) delivering digital advertisements, or creating digital advertisements for delivery, to broadcast destinations, the Internet, World Wide Web sites, advertising technology platforms, second screens, personal or wireless devices and other such destinations which can receive and display a digital advertisement (collectively, the “Destinations”); or (B) developing proprietary technologies to target or serve advertisements to the Destinations. For purposes of this Agreement, Business is limited to the type conducted, in development, offered, or provided by Company within Holder’s most recent two years of employment.

(ii)                                  For purposes of this Section 2.5, the “Company” means the Company and its Affiliates.

(iii)                               “Competitor” or “Competitive Enterprise” is any person, firm, company or other entity, which offers products and services in the same or similar business as the Business of Company.

(iv)                              “Confidential Information” means data, information, and materials that: (A) relate to the Business of Company or the business of Company’s Customers, regardless of whether the data or information constitutes a Trade Secret; (B) were disclosed to Employee or of which Holder became aware as a consequence of Holder’s relationship with Company, whether such data, information and materials are written, oral, in hard copy, electronic, or other form; (C) have value to Company; (D) generally are not known to Competitors of Company; and (E) include Trade Secrets and/or Confidential

Information. Confidential Information specifically includes, but is not limited to the following:

(1)                                 Methods of operation, names of Customers, price lists, financial information and projections, route books, personnel data, software, programmer’s notes and flow-charts, business methods, technical information;

(2)                                 The pricing extended or offered to any Customer by Company, any Customer’s purchasing practices and preferences, any Customer media plan (actual or prospective) prepared by Customer, any Customer client list or list of prospective clients, and any information known by any Customer about its clients or prospective clients, including but not limited to client names, contact information, personal data or identifying numbers, financial data, historical information, preferences and strategies, as well as any compilations of same;

(3)                                 Company technology or technology in development, including formulas, patterns, compilations (including compilations of customer information), programs (including computer programs, software code and models), devices (including equipment used to provide Company’s services), methods (including aesthetic and functional designs), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes and methods, and research;

(4)                                 Company’s pricing, cost of goods sold, material supplier contracts, supplier costs, financial data (including financial statements or summaries thereof, sales forecasts, margins, sales histories, business plans, budgets and other forecasts), partnership or joint venture agreement terms, product enhancements, strategic initiatives, partnerships, investment opportunities or plans, planned or contemplated mergers or acquisitions, enterprise valuations and stock option plans and agreements;

(5)                                 Company’s lists of actual or potential Customers, Employees, Independent Contractors or suppliers (including identifying information about those Customers or suppliers); and

(6)                                 Information regarding any of Company’s Employees or Independent Contractors (including but not limited to contact information, position, performance, compensation, etc.)

(v)                                 “Customer” is any person, firm, entity, group or other organization that is or was solicited or serviced by Company, whether or not such solicitation or servicing results or resulted in a sale or revenue to Company.

(vi)                              “Independent Contractor” is any independent contractor of Company who is or was engaged to perform work on behalf of Company.

(vii)                           “Material Contact” means contact between Holder and any Customer (A) with whom Holder dealt on behalf of Company; (B) whose dealings with Company were coordinated or supervised by Holder; (C) about whom Holder obtained Confidential Information as a result of Holder’s employment with Company; or (D) who received products or services authorized by Company, the sale or provision of which resulted in compensation, commissions, or earnings, due to Holder for work performed in the final two years of Holder’s employment.

(viii)                        “Territory” — means, unless another “Territory” is identified in an employment agreement between Holder and the Company or one of its Subsidiaries for purposes of the non-competition provisions in such employment agreement, the United States, Israel, or any foreign country in which the Company has marketed its products or services, directly or indirectly.

(ix)                              “Trade Secret” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)                                 Protectable Interest.  Holder acknowledges and agrees that Company has a legitimate business interest in protecting its relationships with its Customers and the goodwill associated therewith, as well as its Confidential Information and Trade Secrets. Holder understands and agrees that the relationship between Company and each of its Employees and Independent Contractors constitutes a valuable asset of Company. Holder further acknowledges and agrees that the covenants contained in this Agreement are reasonable and are designed to protect Company’s legitimate business interests and relationships.

(c)                                  Non-disclosure and Restricted Use.  Holder acknowledges that Company has and shall provide Holder with Confidential Information throughout Holder’s employment to assist Holder in the performance of duties.  Holder acknowledges receipt of good and valuable consideration, the adequacy of which Holder hereby expressly acknowledges, in exchange for Holder’s commitments as contained in this Agreement.  Holder shall use his or her best efforts to protect Company’s Confidential Information and Trade Secrets.  Holder shall not use, except in connection with work for Company, and will not disclose during or following Holder’s employment, any Confidential Information or Trade Secret.

(d)                                 Non-solicitation of Company Employees and Independent Contractors.  Holder understands and agrees that the relationship between Company and each of its Employees and Independent Contractors constitutes a valuable asset of Company and may not be converted to Holder’s own use. During employment and for 12 months after Holder’s employment terminates for any reason, Holder shall not, on Holder’s behalf or for or on behalf of any other party, solicit for employment any current Independent Contractor or any current Employee, or any Independent Contractor or Employee who Company utilized or employed and with whom Holder had contact with in the course of Holder’s work with Company, during the two-year period immediately before Holder’s employment terminated.

(e)                                  Non-solicitation of Customers. During employment, Holder shall not, for Holder’s benefit, or on behalf of any Competitive Enterprise, solicit or attempt to solicit, directly or by assisting others, or accept any Business from any of Company’s Customers or prospective Customers. For the 12 months after Holder’s employment terminates for any reason, Holder shall not, for Holder’s benefit, or on behalf of any Competitive Enterprise, solicit or attempt to solicit, directly or by assisting others, or accept any Business from any of Company’s Customers or prospective Customers, with whom the Holder had Material Contact during the final two years of Holder’s employment.

(f)                                   Non-Competition. During employment, Holder shall not work for or serve as an independent contractor, consultant or advisor to any Competitor or Competitive Enterprise located, operating, or conducting business in the Territory. For the 12 months after Holder’s employment terminates for any reason, Holder shall not, without Company’s written agreement, engage in Business in competition with Company or Company’s affiliates within Holder’s Territory.  Engaging in business includes but is not limited to, working for or serving as an independent contractor, consultant or advisor to any Competitor or Competitive Enterprise, located, operating, or conducting Business in the Territory. Holder acknowledges that the Territory is the primary location in which Holder performs services for Company, and thus the area in which Holder’s provision of services in violation of the provisions of this Section 2.5(f) would cause significant harm to Company.

(g)                                  Return of Materials. Holder agrees that he or she will not retain or make copies of, and will immediately return to Company on or prior to the termination of Holder’s employment, or at any other time Company requests such return, any and all property of Company that is in his or her possession or subject to his or her control.  Company property includes, but is not limited to, keys, credit and identification cards, passwords, equipment, Customer files and information, all Confidential Information and Trade Secrets, and any copies thereof (in any form).  Holder agrees that he or she will reimburse Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he or she fails to comply with this provision.

(h)                                 Irreparable Harm and Injunctive Relief.  Holder acknowledges that any breach of these restrictive covenants would result in material and irreparable damage to Company and that it likely would be difficult to establish the monetary value of such damage.  Holder therefore agrees that Company, in addition to any other rights and remedies available to it, shall be entitled to seek a temporary or preliminary injunction, or other temporary relief, for the purpose of maintaining the status quo pending final resolution if any breach or threatened breach of this Agreement occurs and Company in good faith believes that it may be irreparably harmed thereby.

(i)                                     Reasonableness of Restrictions.  Holder has carefully read and considered the provisions of this Section 2.5 and, having done so, agrees and acknowledges that the foregoing restrictions limit Holder’s ability to engage in competition in the geographic region and during the period provided for above.  Holder expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary to protect the Confidential Information and the Company’s business goodwill and competitive position.

(j)                                    Severability.  In the event that, notwithstanding the foregoing, any of the provisions of this Section 2.5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 2.5 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.  Notwithstanding Section 3.12 of this Agreement, this Section 2.5 may be in addition to and does not limit the effect of other agreements or understandings between Holder and the Company with respect to matters addressed in it, including with respect to prohibitions against competition and solicitation and the protection of the Company’s Confidential Information.

(k)                                 Forfeiture.  The grant of the RSUs provided herein and Holder’s agreement to the restrictions set forth in this Section 2.5 are intended to be mutually dependent promises and in the event Holder breaches or threatens to breach any of the covenants set forth in this Section 2.5 or the covenants set forth in this Section 2.5 are held to be invalid or unenforceable, then Holder shall immediately forfeit the outstanding RSUs. The forfeiture described in this Section 2.5(k) is not intended as liquidated damages.  Holder acknowledges that he or she would not be entitled to receive the RSUs but for his or her agreement to the covenants set forth in this Section 2.5, and in the event the Company does not receive the benefits of such covenants, Holder shall not retain any benefits of the outstanding RSUs.

ARTICLE III

OTHER PROVISIONS

3.1                               No Right to Continued Employment or Awards.

(a)                                 Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the employment or services of Holder at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Holder.

(b)                                 The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.  Future grants, if any, will be at the sole discretion of the Company.  In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.

3.2                               Adjustments. Holder acknowledges that the Award, including the vesting of the Award and the number of Shares subject to the Award, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 13.2 of the Plan.

3.3                               Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Holder shall be addressed to Holder at the most recent physical or email address for Holder listed in the Company’s personnel records. By a notice given pursuant to this Section 3.3, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.4                               Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.5                               Governing Law; Venue; Severability. The laws of the State of Texas shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Northern District of Texas (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Dallas County, Texas) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

3.6                               Conformity to Securities Laws. Holder acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.7                               Tax Representations. Holder has reviewed with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.8                               Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.9                               Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the RSUs, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.10                        Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Holder.

3.11                        Paperless Administration.  By accepting this Award, Holder hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

3.12                        Entire Agreement.  The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Holder with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Holder by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Holder by the Company.

3.13                        Section 409A.

(a)                                 Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)                                 This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs hereunder shall be distributed to Holder no later than the later of: (i) the fifteenth (15th) day of the third month following Holder’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c)                                  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Holder may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

3.14                        Broker-Assisted Sales.  In the event of any broker-assisted sale of shares of Common Stock in connection with the payment of withholding taxes as provided in Section 1.2(b)(iii) or (v): (a) any shares of Common Stock to be sold through a broker-assisted sale will be sold on the day the Tax Withholding Obligation arises or as soon thereafter as practicable; (b) such shares of Common Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Holder will be responsible for all broker’s fees and other costs of sale, and Holder agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable Tax Withholding Obligation, the Company agrees to pay such excess in cash to Holder as soon as reasonably practicable; (e) Holder acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable Tax Withholding Obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable Tax Withholding Obligation, Holder agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the Tax Withholding Obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s Tax Withholding Obligation.